INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in the registration statement of Foreland Corporation on Form S-3 of our report dated March 21, 1998, on our audits of the consolidated financial statements of Foreland Corporation as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, which report is included in the Company's Annual Report on Form 10-K and our report dated October 2, 1998, on the audits of the financial statements of Foreland Refining Corporation as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, which report is included in the Company's Form 8-K/A dated August 12, 1998.


/s/ Hein + Associates LLP

HEIN + ASSOCIATES LLP


Denver, Colorado
December 16, 1998